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Exhibit 21.1

LIST OF SUBSIDIARIES OF
PTC THERAPEUTICS, INC.

Jurisdiction of Incorporation or Organization
PTC Therapeutics, Limited	England and Wales

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF PTC THERAPEUTICS, INC.